As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CNH Global N.V.

(Exact name of registrant as specified in its charter)

Kingdom of the Netherlands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

World Trade Center
Tower B, 10th Floor
Amsterdam Airport
The Netherlands
(011-31-20) 446-0429
(Address and phone number of principal executive offices, including zip code)

CNH Global N.V. Outside Directors’ Compensation Plan
CNH U.S. Retirement Savings Plan
(Full title of the plan)

Roberto Miotto
Senior Vice President, General Counsel and Secretary
CNH Global N.V.
Global Management Offices
100 South Saunders Road
Lake Forest, Illinois 60045
(847) 735-9200
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering price	Aggregate	Registration
To be Registered	Registered[1]	per Share	Offering Price	Fee
Common Shares, €2.25	4,800,000	$19.755	$94,824,000	12,014.20
par value per share[2]

[1]	This amount includes 800,000 common shares par value €2.25 per share (the “Common Shares”) of CNH Global N.V. (the “Registrant”) available for issuance under the Registrant’s outside Directors’ Compensation Plan and 4,000,000 Common Shares available for issuance under the CNH U.S. Retirement Savings Plan. In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

[2]	Pursuant to Rules 457 (c) and 457 (h) under the Securities Act of 1933, as amended (the “Securities Act”) the Proposed Maximum Offering Price per Share and the Proposed Maximum Aggregate Offering Price for the 4,800,000 Common Shares available for purchase under the Plans are estimated solely for the purpose of calculating the registration fee, and are based on the average of the high and low prices of the Common Shares, on the New York Stock Exchange consolidated reporting system on April 21, 2004.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the Section 10(a)prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference and made part of this Registration Statement:

(a)	Annual Report on Form 20-F and Form 20-F/A (Commission File No., 1-14528) for the fiscal year ended December 31, 2003[3];

(b)	Report of Foreign Issuer on Form 6-K dated April 8, 2004;

(c)	The description of the Common Shares under the heading “Description of Common Shares” contained in Amendment No. 3 to the Registrants’ Registration Statement on Form F-3 (Registration Statement No. 333-84954) as originally filed by the Registrant with the Commission under the Securities Act, on June 3, 2002.

                    In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

[3]	After reasonable efforts, the Registrant has not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of its reports for the year ending December 31, 2001 into this Registration Statement. The Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance on Rule 437 a promulgated under the Securities Act. Because the Registrant has not been able to obtain the written consent of Arthur Andersen LLP, participants in the Plan will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

                    Article 15 of the Articles of Association of Registrant provides that:

     “The company shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a former director or officer of the company, or of such other company, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

     The Registrant has obtained directors’ and officers’ liability insurance, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay its directors or officers. In addition, the Registrant has entered into indemnification agreements with each of its outside directors and executive officers as approved by the Registrants’ shareholders at a general shareholders’ meeting in June 2000.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     See Index to Exhibits filed herewith as the last page of this Registration Statement on Form S-8. The Registrant hereby undertakes that it will submit or has submitted the CNH U.S. Retirement Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner, and it has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference In this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                            (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act(and each filing of the Registrants’ annual report for the CNH U.S. Retirement Savings Plan pursuant to section 15(d) of the Exchange Act)that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, Illinois, on this 23rd day of April, 2004.

CNH Global N.V.

By:	/s/ MICHAEL LECOMTE

Michael Lecomte
Chief Financial Officer

POWER of ATTORNEY

                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roberto Miotto and Richard R. Dykhouse and each of them, individually, as his true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and supplements, and to file same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                    Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ JEAN-PIERRE ROSSO Jean-Pierre Rosso	Director and Chairman	April 23, 2004
/s/ PAOLO MONFERINO Paolo Monferino	Director, President and Chief Executive Officer(Principal Executive Officer)	April 23, 2004
/s/ MICHAEL LECOMTE Michael Lecomte	Chief Financial Officer and President, Financial Services (Principal Financial Officer)	April 23, 2004
/s/ WILLIAM J. McGRANE William J. McGrane	Corporate Controller (Principal Accounting Officer)	April 23, 2004

Name and Signature	Title	Date
/s/ALFREDO DIANA Alfredo Diana	Director	April 23, 2004
Edward A. Hiler	Director	April , 2004
/s/ KATHERINE M. HUDSON Katherine M. Hudson	Director	April 23, 2004
/s/ KENNETH LIPPER Kenneth Lipper	Director	April 23, 2004
Giuseppe Morchio	Director	April , 2004
/s/ MICHAEL E. MURPHY Michael E. Murphy	Director	April 23, 2004
/s/ JAMES L.C. PROVAN James L.C. Provan	Director	April 15, 2004

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on April 23, 2004 by the undersigned as the duly authorized representative of CNH Global N.V. in the United States.

By:	/s/ RICHARD R. DYKHOUSE

Richard R. Dykhouse
Assistant Secretary

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1.	Articles of Association of CNH Global N.V., (incorporated by reference to Exhibit 1 to Form 6-K on April 4, 2003 (Commission File No.1-14528), as originally filed by the Registrant with the Commission under the Securities Act).
4.2	Regulations of the Board of Directors of CNH Global N.V. dated December 8, 1999, previously filed as an exhibit to the annual report on Form 20-F of the Registrant for the year ended December 31, 1999,incorporated herein by reference.
4.3	Resolution of the Board of Directors of CNH Global N.V. filed as Exhibit 2 to Form 6-K on April 4, 2003 and incorporated herein by reference.
5	Opinion of the Nauta Dutilh as to the legality of the shares being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Nauta Dutilh (included in exhibit 5)
24.1	Powers of Attorney (included on signature page to this Registration Statement)